Exhibit 99.1

AsiaInfo Reports First Quarter 2009 Results

–	Total revenue grows 45.6% year over year;

–	Exceeding guidance, net revenue (Non-GAAP)[1] grows 55.2% year over year;

–	Operating profit grows 131.4% year over year;

–	Meeting guidance, net income attributable to AsiaInfo Holdings,Inc. per basic share is US$0.13.

BEIJING/SANTA CLARA, Calif. – April 22, 2009 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo” or the “Company”) a leading provider of telecom software solutions and IT security products and services in China, today announced financial results for the first quarter of 2009.

“I’m pleased to report another quarter of solid growth that exceeded top-line and met bottom-line guidance,” said Mr. Steve Zhang, AsiaInfo’s president and chief executive officer. “During the quarter, we posted important market share gains in our China Unicom account with new BSS contracts in Shanghai and Hainan and in our China Telecom account with a BSS tender win in Jilin province, once again demonstrating the competitiveness of our software solutions. As we move beyond industry restructuring in the quarters and years to come, we are seeing more opportunities as carriers shift focus from building out their networks to leveraging IT software and services that will enable them to attract, retain and monetize subscribers in an increasingly competitive environment.”

First Quarter 2009 Financial Results

Total revenues for the first quarter of 2009 were US$51.0 million, an increase of 45.6% year over year and a decrease of 5.0% sequentially. Exceeding guidance, net revenue (Non-GAAP) for the first quarter of 2009 was US$47.7 million, an increase of 55.2% year over year and a decrease of 6.5% sequentially. The year-over-year increase was primarily driven by strong performance among all three major accounts in the telecom business while the sequential decrease was mainly the result of seasonal effects on the Lenovo-AsiaInfo business unit, which generally performs stronger in the second half of the year.

In the first quarter, AsiaInfo announced contracts with China Mobile to upgrade Business Operation Support Systems (“BOSS”) in 11 subsidiaries to support China Mobile’s TD-SCDMA launch, contracts with China Unicom to roll out new Business Support Systems (“BSS”) in nine subsidiaries, including new market share gains in Shanghai and Hainan, and a tender win with China Telecom to develop a BSS solution for Jilin province, also representing a gain in market share.

In the first quarter of 2009, gross margin was 54.0%, compared to 51.0% in the year-ago period and 53.5% in the previous quarter. The year-over-year increase in gross margin was primarily due to a strong contribution from higher-margin software solutions and a decrease in lower-margin third-party hardware sales. Gross profit as a percentage of net revenue (Non-GAAP) was 57.7% in the first quarter of 2009, compared to 58.1% in the year-ago period and 56.4% in the previous quarter. The Company noted that gross profit as a percentage of net revenue (non-GAAP) has remained relatively stable at around 55% for the last several quarters.

[1]

Net revenue (Non-GAAP), a non-GAAP measure, represents total revenue net of third-party hardware costs. A reconciliation of net revenue (Non-GAAP) to GAAP revenue is provided at the end of this press release.

In the first quarter of 2009, the AsiaInfo Technologies business unit, which focuses on telecommunications software and services, contributed 92.5% to total revenue and 93.1% to net revenue (Non-GAAP). Total revenue for the AsiaInfo Technologies business unit increased 47.0% year over year and 12.9% sequentially to US$47.2 million. Net revenue (Non-GAAP) for the AsiaInfo Technologies business unit increased 58.6% year over year and 9.4% sequentially to US$44.4 million. The increases in net revenue (Non-GAAP) mainly reflect strong uptake for the Company’s software and service solutions among all three major telecom customers, especially in the form of upgrades to their existing IT systems to support 3G products and services.

In the first quarter of 2009, the Lenovo-AsiaInfo business unit, which focuses on IT security products and services, contributed 7.5% to total revenue and 6.9% to net revenue (Non-GAAP). Total revenue for the Lenovo-AsiaInfo business unit increased 30.6% year over year and decreased 67.9% sequentially to US$3.8 million. Net revenue (Non-GAAP) for the Lenovo-AsiaInfo business unit increased 20.0% year over year and decreased 68.5% sequentially to US$3.3 million. The year-over-year increase reflects a concerted effort to improve operations in this division. Sequentially, the decrease is mainly due to seasonality, as sales in the Lenovo-AsiaInfo business unit are typically strongest in the fourth quarter. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo’s two business units.

Total operating expenses increased 40.6% year over year and 1.6% sequentially to US$21.3 million. Sales and marketing expenses increased 33.5% year over year and decreased 0.2% sequentially to US$10.5 million. The year-over-year increase was mainly due to higher sales commission expenses incurred upon signing new contracts. General and administrative expenses increased 36.7% year over year and decreased 2.7% sequentially to US$3.6 million. The year-over-year increase was largely the result of personnel increases over the year-ago period and increased share-based compensation expenses, while the sequential decrease was largely due to non-recurring professional fees incurred in the fourth quarter of 2008. Research and development expenses increased 54.9% year over year and 6.8% sequentially to US$7.2 million, mainly reflecting an increase in headcount in line with the Company’s strategy of continuing to invest in research and development of world-class products to take advantage of current and future market opportunities.

Income from operations for the first quarter of 2009 was US$6.2 million, an increase of 131.4% year over year and a decrease of 20.1% sequentially. Operating margin of total revenue2 was 12.2% for the first quarter of 2009, compared to 7.7% in the year-ago period and 14.5% in the previous quarter. Operating margin of net revenue (Non-GAAP)3 was 13.0% for the first quarter of 2009, compared to 8.7% in the year-ago period and 15.2% in the previous quarter. The year-over-year improvement was mainly the result of improving economies of scale and the Company’s continued efforts to improve operational efficiency, while the sequential decline is consistent with normal seasonal fluctuations.

[2]	Operating margin of total revenue is operating income divided by total revenue
[3]	Operating margin of net revenue (Non-GAAP) is operating income divided by net revenue (Non-GAAP)

Other income for the first quarter of 2009 was US$0.8 million, compared to US$2.3 million in the previous year and a loss of US$5.1 million in the previous quarter. The year-over-year decrease was largely the result of investment gains in the first quarter of 2008 as well as lower interest rates in the first quarter of 2009, which resulted in lower interest income. The loss in the fourth quarter of 2008 was mainly the result of US$6.7 million in non-cash impairment charges related to certain short-term investments in stock funds and a long-term investment.

In the first quarter of 2009, AsiaInfo recorded net income attributable to AsiaInfo Holdings, Inc. of US$5.8 million or US$0.13 per basic share, compared to US$5.3 million or US$0.10 per basic share in the year-ago period and US$2.2 million or US$0.05 per basic share in the previous quarter.

Net income attributable to AsiaInfo Holdings, Inc. excluding share-based compensation expense, amortization of acquired intangible assets, impairment loss on investment, after-tax dividend income and gain on discontinued operations (net income attributable to AsiaInfo Holdings, Inc. (Non-GAAP)4) was US$7.1 million in the first quarter of 2009 or US$0.17 per basic share. Net income attributable to AsiaInfo Holdings, Inc. (Non-GAAP) in the year-ago period was US$5.2 million or US$0.12 per basic share. Net income attributable to AsiaInfo Holdings, Inc. (Non-GAAP) in the previous quarter was US$10.2 million or US$0.23 per basic share. Net income attributable to AsiaInfo Holdings, Inc. (Non-GAAP) increased 36.9% year over year and decreased 29.9% sequentially.

As of March 31, 2009, AsiaInfo had cash and cash equivalents and restricted cash totaling US$185.6 million and short-term investments totaling US$30.3 million. Operating cash flow in the first quarter of 2009 was a net outflow of approximately US$0.24 million.

Second Quarter 2009 Guidance

AsiaInfo expects second quarter 2009 net income attributable to AsiaInfo Holdings, Inc. per basic share to be in the range of US$0.14 to US$0.15, representing an increase of 17% to 25% compared to net income attributable to AsiaInfo Holdings, Inc. from continuing operations per basic share in the first quarter of 2009. The Company expects net revenue (Non-GAAP) to be in the range of US$52 million to US$53 million, an increase of 51% to 54% year over year.

[4]

Net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) and net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) per share measures exclude acquired intangible assets, impairment loss on investment, after-tax dividend income and gain on discontinued operations. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided at the end of the press release.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except shares and per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2009	2008	2008
Revenues:
Software products and solutions	$42,437	$27,139	$45,556
Service	4,999	3,341	5,169
Third party hardware	3,540	4,526	2,959

Total revenues	50,976	35,006	53,684

Cost of revenues:
Software products and solutions	18,214	11,156	20,038
Service	1,930	1,714	2,200
Third party hardware	3,316	4,296	2,709

Total cost of revenues	23,460	17,166	24,947

Gross profit	27,516	17,840	28,737

Operating expenses:
Sales and marketing	10,537	7,895	10,557
General and administrative	3, 566	2,609	3,665
Research and development	7,215	4,658	6,755

Total operating expenses	21,318	15,162	20,977

Income from operations	6,198	2,678	7,760
Other income:
Interest income	624	1,215	1,237
Dividend income	171	219	12
Gain on sale of short-term investments	—	1,174	329
Impairment loss on investments	—	—	(6,676)
Other (expenses) income, net	(23)	(274)	14

Total other income, net	772	2,334	(5,084)
Income before provision for income taxes and discontinued operations	6,970	5,012	2,676
Income taxes expense	1,185	733	476

Income from continuing operations	5,785	4,279	2,200

Income from discontinued operations	—	980	—

Net income	5,785	5,259	2,200
Less: Net loss attributable to the noncontrolling interest(1)	5	—	11

Net income attributable to Asiainfo Holdings, Inc.	$5,790	5,259	2,211

Income from continuing operations per share:
Basic	$0.13	$0.10	$0.05
Diluted	$0.13	$0.09	$0.05
Income from discontinued operations per share:
Basic	—	$0.02	—
Diluted	—	$0.02	—
Net income per share
Basic	$0.13	$0.12	$0.05
Diluted	$0.13	$0.11	$0.05
Weighted average shares used in computation:
Basic	43,503,560	44,793,694	43,698,583
Diluted	45,186,058	46,386,208	45,424,511

(1)

Amount in relation to noncontrolling interest, formerly named minority interest, for the three-month periods ended March 31, 2008 and December 31, 2008 is reclassified in accordance with FASB Statement No. 160, Noncontrolling Interest, which was adopted by the Company on January 1, 2009.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	As at
	Mar 31, 2009	Dec 31, 2008(1)
ASSETS:
Current Assets:
Cash and cash equivalents	$173,390	$172,119
Restricted cash	12,259	12,510
Short term investments	30,316	28,633
Accounts receivable, net (net of allowances of $3,084 and $2,605 as of March 31, 2009 and December 31, 2008, respectively)	79,739	52,011

Inventories	63,056	12,322
Other receivable	4,014	2,813
Deferred income taxes-current	3,334	3,334
Prepaid expenses and other current assets	5,084	5,425

Total current assets	$371,192	$289,167

Long term investment	4,696	4,696
Property and equipment, net	2,803	2,887
Other acquired intangible assets, net	2,695	3,008
Deferred income tax assets- non-current	2,671	2,671
Goodwill	20,723	20,725

Total Assets	$404,780	$323,154

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	73,840	13,835
Accrued expenses	15,218	14,235
Deferred revenue	47,853	44,414
Accrued employee benefits	30,312	27,570
Other payables	7,472	5,288
Income taxes payable	1,020	646
Other taxes payable	7,937	6,311
Deferred income tax liability-current	1,512	934

Total current liabilities	$185,164	$113,233

Unrecognized tax benefits – non-current	1,347	1,326
Other long term liabilities	135	135

Total liabilities	$186,646	$114,694

Stockholders’ equity:
Common stock	$469	$464
Additional paid-in capital	218,749	215,948
Treasury stock, at cost	(27,749)	(27,749)
Statutory reserve	17,212	17,212
Accumulated deficit	(9,776)	(15,566)
Accumulated other comprehensive income	19,176	18,093

Total Asiainfo holdings, Inc. stockholders’ equity	$218,081	$208,402

Non controlling interest(2)	53	58

Total stockholders’ equity	218,134	208,460

Total Liabilities and Stockholders’ Equity	$404,780	$323,154

(1)	December 31, 2008 balances were extracted from audited financial statements.
(2)

Amount in relation to noncontrolling interest, formerly named minority interest, as of December 31, 2008 is reclassified in accordance with FASB Statement No. 160, Noncontrolling Interest, which was adopted by the Company on January 1, 2009.

ASIAINFO HOLDINGS, INC.

CONDENSED INFORMATION FOR REPORTABLE SEGMENTS (UNAUDITED)

	(Amounts in thousands of US$)
	Three Months Ended
	March 31, 2009			March 31, 2008			December 31, 2008
	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total
Revenues:
Software products and solutions	$39,382	$3,055	$42,437	$24,452	$2,687	$27,139	$35,634	$9,922	$45,556
Service	4,847	152	4,999	3,304	37	3,341	4,864	305	5,169
Third party hardware	2,924	616	3,540	4,323	203	4,526	1,265	1,694	2,959

Total revenues	47,153	3,823	50,976	32,079	2,927	35,006	41,763	11,921	53,684

Cost of revenues:
Software products and solutions	16,914	1,300	18,214	10,281	875	11,156	16,814	3,224	20,038
Service	1,848	82	1,930	1,674	40	1,714	2,073	127	2,200
Third party hardware	2,778	538	3,316	4,107	189	4,296	1,202	1,507	2,709

Total cost of revenues	21,540	1,920	23,460	16,062	1,104	17,166	20,089	4,858	24,947

Gross profit	25,613	1,903	27,516	16,017	1,823	17,840	21,674	7,063	28,737

Business unit expenses:
Sales and marketing	8,416	2,121	10,537	5,885	2,010	7,895	6,641	3,916	10,557
General and administrative	726	122	848	577	13	590	684	353	1037
Research and development	6,295	920	7,215	4,110	548	4,658	5,948	807	6,755

Total business unit expenses	15,437	3,163	18,600	10,572	2,571	13,143	13,273	5,076	18,349

Gain on settlement of escrow	—	—		—	—	—	—	—	—

Contribution profit (loss)	$10,176	$(1,260)	$8,916	$5,445	$(748)	$4,697	$8,401	$1,987	$10,388

Corporate general and administration			2,718			2,019			2,628

Operating profit			$6,198			$2,678			$7,760

First Quarter 2009 Conference Call Details

AsiaInfo management will hold an earnings conference call at 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on April 22, 2009 (8:00 a.m. Beijing/Hong Kong Time on April 23, 2009). Management will discuss results and highlights of the quarter and answer questions from investors. The dial-in numbers for the conference call are as follows:

U.S. Toll Free: +1-866-549-1292

China Toll Free: 800-701-1223

Hong Kong and International: +852-3005-2050

The passcode for the call is 878859#.

A replay of the call will be available until 8:00 p.m. Eastern Time on May 22, 2009 by dialing one of the following numbers:

U.S Toll Free: +1-866-753-0743

China Toll Free: 800-869-7680

Hong Kong and International: +852-3005-2020

The passcode for the replay is 134123#.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains presentations of the following “Non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The Non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurement required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the Non-GAAP financial measures to the nearest comparable GAAP measures.

(1) Net revenue (Non-GAAP)

AsiaInfo’s net revenue (Non-GAAP) represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenues (Non-GAAP) to GAAP total revenues

	2009 Q1			2008 Q1			2008 Q4
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue (Non-GAAP)	44,375	3,285	47,660	27,972	2,738	30,710	40,561	10,414	50,975
Third Party Hardware Costs	2,778	538	3,316	4,107	189	4,296	1,202	1,507	2,709

Total Revenues	47,153	3,823	50,976	32,079	2,927	35,006	41,763	11,921	53,684

(2) Net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP)

Net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investment, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes the Company’s net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) measure, when read in conjunction with the Company’s GAAP net income attributable to AsiaInfo Holdings,Inc. measure and other GAAP financials, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) to

GAAP net income attributable to AsiaInfo Holdings,Inc.

	Three Months Ended Mar. 30		2008 Q4
	2009	2008
	(in US dollar thousands)
GAAP net income	5,790	5,259	2,211
Adjustments:
—Share based compensation	1,182	690	919
—Amortization of acquired intangible assets	312	446	359
—Impairment loss on investment	—	—	6,676
—Gain on discontinued operations	—	(980)	—
—Gain on settlement of escrow	—	—	—
—Dividend income, net of tax	(171)	(219)	(12)
Non-GAAP net income	7,113	5,196	10,153

(3) Net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) Per Basic Share

Net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) per share is calculated based on net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP). Like net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP), net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) per share excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investment, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. Shares outstanding used in the computation of net income attributable to AsiaInfo Holdings,Inc. per share were the same as those used in the computation of net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) per share. Management believes that net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) per share, when used in conjunction with the Company’s GAAP net income attributable to AsiaInfo Holdings,Inc. per share, provides useful information to investors for the same reasons discussed above regarding net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP). In addition, net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) per share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income attributable to AsiaInfo Holdings,Inc. (Non-GAAP) per share to

GAAP net income attributable to AsiaInfo Holdings,Inc. per share

	Three Months Ended Mar. 30		2008 Q4
	2009	2008
	(in US dollar thousands)
GAAP net income	0.13	0.12	0.05
Adjustments:
—Share based compensation	0.03	0.02	0.02
—Amortization of acquired intangible assets	0.01	0.01	0.01
—Impairment loss on investment	—	—	0.15
—Gain on discontinued operations	—	(0.02)	—
—Gain on settlement of escrow	—	—	—
—Dividend income, net of tax	—	(0.01)	—
Non-GAAP net income	0.17	0.12	0.23

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of April 22, 2009. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For investor and media inquiries, please contact:

In China:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

Andrew Keller

Ogilvy Financial, Beijing

Tel: +86-10-8520-3112

Email: andrew.keller@ogilvy.com

In the United States:

Mr. Thomas Smith

Ogilvy Financial, New York

Tel: +1-212-880-5269

Email: thomas.smith@ogilvypr.com